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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT REGIDTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-44513 and 333-114332) and Form S-8 (Nos. 33-54994, 33-80162, 333-31138,
333-54980, and 333-83392) of our report dated September 28, 2007, related to the consolidated financial statements of Escalon Medical Corp. as of and for the three years ended June 30, 2007 included in the Annual Report on Form 10-K for the year ended June 30, 2007. It should be noted that we have not audited any financial statements of the Company subsequent to June 30, 2007, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN McCANN, P.C.

Plymouth Meeting, Pennsylvania
September 28, 2007

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